CELGENE CORPORATION

                           CERTIFICATE OF DESIGNATION

                                       OF

                              SERIES B CONVERTIBLE

                                 PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)

          We, Sol J. Barer and Robert C. Butler, the President and the Secretary, respectively, of Celgene Corporation, a Delaware corporation, in accordance with the provisions of Section 103 of the Delaware General Corporation Law do hereby certify that:

          1. The name of the corporation (hereinafter called the "Company") is CELGENE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware.

          2. The Certificate of Incorporation (as amended) authorizes the issuance of 5,000,000 shares of Preferred Stock of a par value of $.01 each and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

          3. The following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company on May 30, 1997, which constituted all necessary action on the part of the Company for adoption of such resolutions.

          RESOLVED, that a series of Preferred Stock, par value $.01 per share, of the Company is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations, and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Company which are applicable to the preferred stock of all classes and series) are as follows:
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          Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares constituting the Series B Convertible Preferred Stock (the "Shares") shall be Twenty Thousand (20,000); such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Shares to a number less than the number of shares then outstanding.

          Section 2. Rank. All Series B Convertible Preferred Stock shall rank
(i) senior to the Common Stock, par value $.01 per share (the "Common Stock"), of the Company, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, and (ii) senior to the Series A Convertible Preferred Stock, par value $.01 per share, of the Company, now or hereafter issued, both as to payment of dividends and distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

          Section 3. Dividends. Each Series B Convertible Preferred Stock will bear dividends, when, as and if declared by the Board of Directors at the higher of (i) a rate of 9% of the Original Series B Issue Price (as defined in Section 4(a) below) per annum, compounded quarterly, or (ii) the total of all cash dividends paid in any one calendar year per share of Common Stock, multiplied by the number of Conversion Shares into which a share of Series B Convertible Preferred Stock is convertible on December 31 of such calendar year. Dividends on the Series B Convertible Preferred Stock shall accrue cumulatively, whether or not declared, and shall be added to the Liquidation Preference as hereinafter provided.

          Section 4. Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or the sale of substantially all of the assets of the Company (an "Event"), the holders of Shares shall be entitled to receive out of the assets of the Company, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series B Convertible Preferred Stock equal to the sum of (i) $1,000 for each outstanding Share (the "Original Series B Issue Price") and (ii) an amount equal to the accrued but unpaid dividends on such Share (such amount being referred to herein as the "Accretion") (the Original Series B Issue Price and Accretion collectively, the "Liquidation Preference"), and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series B Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series B Convertible Preferred Stock only in the event that the Company's payments with respect to the liquidation preference of the holders of capital stock of the Company ranking senior as to liquidation rights to the Series B Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the entire assets of the Company available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock and any other class or series of the Company's capital stock having parity as to liquidation rights with the Series B Convertible Preferred Stock (the "Parity Liquidation Stock") in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the Liquidation Preference of the shares of the Series B Convertible Preferred Stock and the Parity Liquidation Stock, if assets remain in the Company, they shall be distributed ratably to holders of Series B Convertible Preferred Stock (on an as-converted basis) and to holders of Junior Liquidation Stock in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

                 (b) Upon consummation of a consolidation, reorganization or merger (whether or not the Company is the surviving entity) in which the stockholders of the Company immediately prior to the consolidation, reorganization or merger do not continue to own more than 50% of the voting power of the surviving entity, the holder of Shares will be entitled to cash in the amount of the Liquidation Preference and the Shares will be automatically converted to the securities to which the holders of Shares would have been entitled had the Shares been converted immediately prior to the consummation of such consolidation, reorganization or merger.

          Section 5. Conversion. Except as otherwise provided in Section 10, the recordholders of the Series B Convertible Preferred Stock shall have conversion rights as follows:

                 (a) Right to Convert. The record holder of the Series B Convertible Preferred Stock shall be entitled to convert the shares of Preferred Stock held by such holder into fully-paid and nonassessable shares of the Common Stock at the Conversion Rate, as follows:

                  Conversion Rate =  Original Series B Issue Price + Accretion
                                     ------------------------------------------
                                                Conversion Price

          The Conversion Price shall equal $6.50 (the "Initial Conversion Price"); provided, however, that the Conversion Price may be reset on each Reset Date in accordance with the following two paragraphs.

          A "Reset Date" shall mean one or more of the following dates, if on any such date(s) the average Closing Price (as defined below) for the ten (10) trading days ending on such Reset Date is lower than the Initial Conversion Price (or the Conversion Price as reset in accordance with this paragraph):

          (i) the dates of the Second Closing, Third Closing or Fourth Closing (all as defined in the Securities Purchase Agreement dated June 9, 1997 between the Company and certain investors);

          (ii)  June 1, 1998; and

          (iii) July 9, 2002, with respect to the Shares of Preferred Stock that have not been redeemed pursuant to Section 6 below.

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


          Upon the occurrence of a Reset Date, the Conversion Price shall thereafter equal the average Closing Price for the ten (10) trading days ending on such Reset Date(s); provided, however, that if the Conversion Price in effect on any Date of Conversion is lower than the Floor Price in effect on such Date of Conversion, then the Conversion Price shall equal the Floor Price for such Date of Conversion. For conversions occurring prior to June 2, 1998, the Floor Price shall be $6.00; for conversions occurring on a Date of Conversion on or after June 2, 1998 and prior to June 2, 1999, the Floor Price shall be $5.00; for conversions occurring on a Date of Conversion on or after June 2, 1999 and prior to June 9, 2002, the Floor Price shall be 55% of the Initial Conversion Price. For conversions occurring on a Conversion Date on or after June 9, 2002, there shall be no Floor Price.

          In the event that the Company does not file a Registration Statement as required by Section 2.a. of the Registration Rights Agreement dated as of June 9, 1997, within the period therein specified, then the Conversion Price for all outstanding Series B Convertible Preferred Stock shall be reset to equal the average Closing Price for the ten trading days beginning on a date that is the first day after the date that the Securities and Exchange Commission declares effective such Registration Statement, if such average Closing Price is lower than the Conversion Price then in effect. The Conversion Price, as adjusted by this paragraph, shall remain subject to the Floor Price as set forth in the preceding paragraph.

          "Closing Price" shall mean the closing price of the Company's Common Stock as reported by the Nasdaq National Market System (or, if not reported by Nasdaq, as reported by such other exchange or market where traded).

          No fractional shares of Common Stock shall be issued upon conversion of this Series B Convertible Preferred Stock. In lieu of any fractional share of Common Stock to which the Investor would otherwise be entitled, the Company shall round up to the nearest whole share of Common Stock.

               (b) Mechanics of Conversion. In order to convert Series B Convertible Preferred Stock into shares of Common Stock, the holder shall (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") (together with a copy of the first page of each certificate to be converted) to the Company at the office of the Company and to American Stock Transfer & Trust Company (the "Exchange Agent") that such holder elects to convert the same, which notice shall specify the number of shares of Series B Convertible Preferred Stock to be converted and shall contain a calculation of the Conversion Rate prior to Midnight, New York City time on the Date of Conversion specified on the Notice of Conversion and (ii) surrender the original certificate or certificates therefor, duly endorsed, and the original Notice of Conversion, no later than Midnight (New York City Time) the next business day, to a common courier for overnight delivery or 2-day delivery (if overseas) to the Exchange Agent.

          The Company shall issue and deliver or cause to be issued and delivered within three (3) business days after delivery to the Exchange Agent of such certificates, to such holder of Series B Convertible Preferred Stock at the address of the Holder on the books of the Company, a certificate for the number of shares of Common Stock to which the Holder shall be entitled as provided in Section 5(a) above. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Company and the Exchange Agent before midnight, New York City time, on the Date of Conversion and (ii) that the stock certificates (the "Preferred Stock Certificates") representing the Series B Convertible Preferred Stock to be converted (or reasonable indemnity reasonably acceptable to the Company with respect to any lost, stolen or destroyed certificate) are received by the Exchange Agent within five (5) business days thereafter. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Series B Convertible Preferred Stock Certificates to be converted (or reasonable indemnity) are not received by the Exchange Agent or the Company within five (5) business days after the Date of Conversion, the Company may, at its option, treat the Notice of Conversion as null and void.

               (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (d) Automatic Conversion. Each outstanding share of Series B Convertible Preferred Stock (other than an Excess Share, as defined in Section
10) shall automatically be converted (the "Automatic Conversion") into Common Stock on the later of (a) June 2, 1998 or (b) the date on which the Company receives a letter from the United States Food & Drug Administration granting accelerated approval of the Company's New Drug Application to market Synovir for the AIDS/cachexia indication, at the Conversion Price in effect on the date of such automatic conversion; provided, however, that Automatic Conversion shall not occur prior to June 2, 1999 unless the average Closing Price for the 15 trading days prior to the date of automatic conversion is equal to or above the Floor Price then in effect. Notwithstanding any of the above, but subject to
Section 10 below (i) any shares of Series B Convertible Preferred Stock outstanding on June 2, 1999 shall be automatically converted into Common Stock on any date on or after June 2, 1999 on which the average Closing Price for the 15 preceding trading days is greater than 200% of the Conversion Price then in effect, at the Conversion Price in effect on the date of such automatic conversion, and (ii) no shares of Series B Convertible Preferred Stock shall convert pursuant to this Section 5(d) if, on the date conversion would otherwise occur pursuant to this Section 5(d), the Common Stock is not listed for quotation and trading on the Nasdaq National Market; provided, however, that such conversion shall occur pursuant to this Section 5(d) on such date thereafter, if any, as the Common Stock shall become listed for quotation and trading on the Nasdaq National Market.

               (e) Adjustment to Conversion Price. In computing the Conversion Price for purposes of Section 5(a):

               (i) If, prior to the conversion of all of the Series B Convertible Preferred Stock, the number of outstanding shares of Common Stock is adjusted by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately adjusted.

               (ii) If, prior to the conversion of all Series B Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the holders of Series B Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series B Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series B Convertible Preferred Stock held by such Holders had the Holders converted their Series B Preferred to Common immediately prior to such merger, consolidation, exchange of shares, recapitalization or reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion of Series B Convertible Preferred Stock. The Company shall not effect any transaction described in this subsection 5(e) unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series B Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series B Convertible Preferred Stock may be entitled to purchase.

        Section 6. Redemption. At the option of the Company, any Shares of Preferred Stock outstanding on June 9, 2002 may be redeemed on that date by the Company at a redemption price equal to (i) the Original Series B Issue Price, and (ii) the Accretion. Notice of redemption shall be given not more than 60 nor less than 30 days prior to June 9, 2002. The number of Shares from each holder that are to be redeemed shall be in the same proportion as the total number of Shares to be redeemed bears to the total number of Shares then outstanding.

        Section 7. Voting Rights.

               (a) Except as otherwise provided in Section 10 below, each share of Series B Convertible Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which it shall have been convertible as of the record date of the stockholders' meeting at which action is proposed to be taken or for any stockholder action to be taken by written consent. Except as otherwise provided in this Section 7 or as otherwise required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together as one class upon all matters submitted to stockholders for a vote.

               (b) Except as otherwise provided in Section 10 below, until such time after December 10, 1998 as there are outstanding shares of Series B Preferred Stock having an aggregate Original Series B Issue Price of less than $2,000,000:

                    (i) The holders representing 75% or more of the outstanding shares of Series B Preferred Stock (other than those which are subject to Section 10(c)(ii) below), voting as a single class, will be required: (a) to authorize the incurrence of indebtedness (except for trade payables, lease financing and other indebtedness incurred in the ordinary course of business),
(b) to authorize the issuance of securities having a preference over, or on a parity with, the Series B Convertible Preferred or to increase the number of authorized shares of Series B Preferred, (c) to reclassify any Common Stock or other securities of the Company into shares or debt (except for trade payables, lease financing and other indebtedness incurred in the ordinary course of business) having a preference or priority superior to or on parity with the Series B Convertible Preferred Stock, or (d) alter or change the rights, preferences or privileges in its shares of Series B Convertible Preferred or otherwise amend the Certificate of Incorporation of the Company in either case whether by merger, consolidation or otherwise so as to adversely affect such shares.

                    (ii) The holders representing a majority of the outstanding shares of Series B Preferred Stock (other than those which are subject to Section 10(c)(ii) below), voting as a single class, will be required: (a) to effect a sale or transfer of all or substantially all of the Company's assets or to effect a merger which results in the holders of the Company's capital stock prior to the transaction owning less than 50% of the voting power of the Company's capital stock after the transaction; (b) to declare any dividend or make any other distribution other than as contemplated herein; (c) to acquire for more than $5,000,000 in cash or Celgene securities, assets or stock in any other company; or (d) to enter into any corporate event that could be considered a "liquidation" or sale of the Company (except for bankruptcy).

          Section 8. Status of Redeemed or Converted Stock. In the event any shares of Series B Convertible Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series B Convertible Preferred Stock.

          Section 9. No Sinking Fund. The shares of Series B Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

          Section 10. Restrictions on Conversions and Voting Rights. Notwithstanding anything set forth elsewhere herein, if at any time the percentage beneficial ownership of LGT Asset Management, Inc. ("LGT") (as determined in accordance with Regulation 13D-G under the Securities

Exchange Act of 1934, as may be amended from time to time) of the total outstanding Common Stock of the Company (the "LGT Beneficial Ownership") exceeds 20% (the "Series B Percentage Restriction"), then the following provisions shall apply with respect to those shares of Series B Convertible Preferred Stock which are beneficially owned by LGT and which exceed the Series B Percentage Restriction (each, an "Excess Share"):

               (a) No Excess Share shall (i) be convertible pursuant to Section 5(a) hereof, or (ii) be automatically converted pursuant to the Automatic Conversion set forth in Section 5(d) hereof;

               (b) No Excess Share shall be entitled to vote in an election for directors of the Company pursuant to the voting rights set forth in Section 7(a) hereof;

               (c) Upon the occurrence of an Automatic Conversion under Section 5(d), (i) the Conversion Rate for each Excess Share shall be fixed at the Conversion Rate (subject to antidilution adjustments as provided for herein) (the "Fixed Rate") in effect on the date of such Automatic Conversion and thereafter such Excess Shares may be converted only, if at all, at such Fixed Rate; (ii) no Excess Share shall be entitled to the voting rights set forth in
Section 7(b); and (iii) no Excess Share shall accrue dividends pursuant to
Section 3 but shall retain all previously accrued dividends;

               (d) Each Excess Share shall continue to accrue liquidation preference pursuant to Section 4 (whether or not there is an Automatic Conversion);

               (e) Following the passage of any consecutive 75 calendar day period (the "75-Day Period") during which the LGT Beneficial Ownership is below and has continuously remained below the Series B Percentage Restriction (the "Shortfall"), that number of Excess Shares which is equal to the difference between the Series B Percentage Restriction and the Shortfall shall become convertible pursuant to Section 5(a) hereof and shall become entitled to the rights described in (a)(ii) and (b) above (each, a "Restored Share"); provided, however, that, if an Automatic Conversion has occurred while a share of Series B Convertible Preferred Stock was an Excess Share (whether before or during the 75-day Period), then, upon expiration of the 75-Day Period, such Excess Share that becomes a Restored Share following the expiration of the 75-Day Period shall be automatically converted at the Conversion Rate in effect on the date of the Automatic Conversion;

               (f) Other than as specifically set forth above, each Excess Share shall be entitled to, and be subject to all of the powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics set forth in this Certificate of Designation; and

               (g) In calculating the Series B Percentage Restriction, all warrants issuable or issued to and held by the Series B Preferred holder pursuant to the Securities Purchase Agreement with the Company dated of even date herewith, and shares of Common Stock issuable pursuant to such warrants shall be excluded from the calculation of the LGT Beneficial Ownership.

          Section 11. Participation Rights. The holders of Series B Convertible Preferred Stock shall have the right to participate, as provided herein, in any private placement by the Company of Common Stock or Common Stock equivalents at a price per share below the then current trading price of Common Stock (a "Subsequent Placement"). Each such holder shall have the right to participate in such Subsequent Placement on a pro-rata basis, as provided herein. The Company shall, at least ten days prior to the closing of any such Subsequent Placement, deliver written notice to each such holder describing the proposed financing, the terms thereof, and any and all disclosure or similar materials provided to proposed investors in the Subsequent Placement. Each such holder shall have the right to purchase his pro-rata share of the securities to be issued in the Subsequent Placement on the terms thereof. Each such holder's pro-rata share of any Subsequent Placement shall be computed as a fraction, the numerator of which shall be the number of shares of Common Stock into which the Series B Convertible Preferred Stock of such holder is then convertible, and the denominator of which shall be the sum of the number of shares of Common Stock or Common Stock equivalents to be outstanding upon completion of the Subsequent Placement plus the number of shares of Common Stock into which all outstanding Series B Convertible Preferred Stock is then convertible.

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series B Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of the General Corporation Law of the State of Delaware.

          FURTHER RESOLVED, that the officers of the Company be, and each acting individually hereby is, authorized and directed to take all actions necessary and advisable to effect the purpose and intent of the foregoing resolutions.

          IN WITNESS WHEREOF, Celgene Corporation has caused this certificate to be signed by Sol J. Barer, its President, and attested by Robert C. Butler, its Secretary, this 9th day of June, 1997.

                               CELGENE CORPORATION


                               By
                                  --------------------------------------
                                  Sol J. Barer
                                  President

Attest:


By
   --------------------------
   Robert C. Butler
   Secretary

          Each of the undersigned, the President and the Secretary, respectively, of Celgene Corporation, a Delaware corporation, declares under penalty of perjury that the matters set forth in this certificate are true and correct of his own knowledge.

          Executed at Warren, New Jersey on June 9, 1997.


                                            ------------------------------
                                            Sol J. Barer
                                            President


                                            ------------------------------
                                            Robert C. Butler
                                            Secretary